CyberDefender Announces International Licensing Agreement with Guthy-Renker® Affiliate

Distribution Rights to Include 28 Foreign Countries, Domestic Retail Distribution and Domestic Home Shopping Channels

LOS ANGELES – April 7, 2010 -- CyberDefender Corporation (OTCBB: CYDE), an award-winning provider of PC security, antispyware/antivirus software, PC optimization, PC support, and identity theft prevention solutions, today announced an expansion of its existing strategic relationship with leading direct marketing firm GR Match, LLC (GR Match), an affiliate of Guthy-Renker LLC, to include a license agreement granting GR Match certain international and domestic distribution rights.  Under the terms of the agreement, CyberDefender has granted GR Match exclusive distribution rights to market CyberDefender’s line of antivirus and Internet security products in certain domestic and international distribution channels and CyberDefender will receive a royalty on a product-by-product basis for each annual subscription and each annual renewal by end users of the products or services specified in the license agreement.

The international licensing and distribution portion of the agreement grants GR Match the exclusive right to market CyberDefender’s line of antivirus and Internet security products or services through direct response television and radio channels, television shopping channels, retail sales channels and Internet websites associated with such marketing channels (other than www.cyberdefender.com) in the following 28 countries: Australia, Canada, China (including Hong Kong), India, Japan, New Zealand, Russia, Taiwan, Andorra, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Liechtenstein, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

The domestic licensing and distribution portion of the agreement grants GR Match the exclusive right to market CyberDefender’s line of antivirus and Internet security products or services through television shopping channels and retail sales channels in the United States.

“Following on the heels of our very successful domestic media and marketing relationship with GR Match, we are pleased to be able to leverage Guthy-Renker’s powerful international sales and distribution channels in 28 countries. In addition, this agreement will augment our domestic retail marketing initiatives,“ said CyberDefender CEO Gary Guseinov. “We believe that now is the optimal time to capitalize on the growing international market for consumer Internet security software, products and services and we expect that licensing our products for international distribution will enable us to capitalize on these opportunities quickly without making a major financial investment.”

“We believe in the potential of CyberDefender’s value-added suite of products and see that there is an opportunity to market CyberDefender’s line of antivirus and Internet security products on international basis. We are excited to work with CyberDefender to grow its international footprint as well as expand its market in the U.S.,” said Co-CEO of Guthy-Renker, Ben Van de Bunt.   Van de Bunt is also a member of the Board of Directors of CyberDefender.

ABOUT CYBERDEFENDER
Based in Los Angeles, California, CyberDefender Corporation (CYDE) is a provider of Internet security technology for the consumer market. With more than 6 million active users of its proprietary patent pending Collaborative Internet Security Network (or the earlyNETWORK), CyberDefender is an industry leader. CyberDefender’s earlyNETWORK is designed to address the “zero hour gap,” which effectively reduces the risks associated with new and emerging Internet threats. By utilizing a proprietary secure peer-to-peer network, CyberDefender delivers protection to the end user faster than the traditional client-server or cloud methods. CyberDefender develops and markets PC desktop security utilities in the following categories: antispyware, antivirus, and PC optimization. In addition, CyberDefender offers the following services: identity protection and remote PC repair and optimization services. CyberDefender products are fully compatible with Microsoft's XP, Vista, and 7 Operating systems and are available at http://www.cyberdefender.com.

ABOUT GUTHY-RENKER
Guthy-Renker is one of the largest and most respected direct marketing companies in the world, with distribution of its consumer products in 61 countries. Since 1988, Guthy-Renker has discovered and developed dozens of well-loved, high quality consumer products in the beauty, skincare, entertainment and wellness categories. Known for moving, award-winning productions and marketing campaigns featuring some of today's biggest stars, Guthy-Renker has been credited with transforming the broadcast direct marketing industry.

Co-Founders and Co-Chairmen Bill Guthy and Greg Renker have set industry standards for trust, integrity and best practices and have been invited to testify before US regulators to help shape industry governing policies. Greg Renker, a founding member of the Electronic Retailing Association, was elected the first chairmen of the Executive Committee and Board of Directors of the organization, for which he now serves as Chairman Emeritus.

Guthy-Renker has a superior track record of customer satisfaction for more than 20 years. Its direct to consumer model allows consumers to purchase products at a guaranteed low monthly price with generous extended return policies.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause CyberDefender's actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are subject generally to risks and uncertainties that are described from time to time in CyberDefender's reports and registration statements filed with the Securities and Exchange Commission, which are available for review at http://www.sec.gov/.

Public Relations:
Kim Uberti
The Bohle Company
(310) 785 - 0515 Ext. 101
kim@bohle.com

Investor Relations:
Marie Dagresto
Caye Partners
(310) 571 – 8205
cyde@cayepartners.com
ir site: www.cyberdefendercorp.com